Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

From:	Rakesh Sachdev	For questions, contact:
	President and CEO	Kirk A. Richter
Vice President, Treasurer and Interim CFO
(314) 286-8004

FOR IMMEDIATE RELEASE -St. Louis, MO., July 26, 2011

SIGMA-ALDRICH (NASDAQ:SIAL) Q2 2011 SALES ACHIEVE NEW QUARTERLY HIGH. REPORTED SALES AND EPS INCREASE 15% COMPARED TO 2010. FULL YEAR 2011 DILUTED ADJUSTED EPS EXPECTATION

AFFIRMED AT $3.60 to $3.75.

HIGHLIGHTS:

2011 Results (all percentages are to comparable periods in 2010)

•

Q2 2011 reported sales increased 15% to $637 million, a new quarterly high. Q2 sales grew organically by 6%, with Fine Chemicals (“SAFC”) and Research product sales growing organically by 10% and 4%, respectively. Recently completed acquisitions contributed an additional 1% and changes in foreign currency exchange rates contributed an additional 8% to reported sales growth in the quarter.

•	Q2 2011 reported diluted EPS was $0.91, up 15%. Excluding restructuring costs of $0.02, diluted EPS was $0.93, a 15% increase over comparable Q2 2010 results.

•	YTD 2011 net cash provided by operating activities and free cash flow were $254 million and $210 million, respectively.

2011 Outlook (all percentages are compared to full year 2010 results)

•

Organic sales growth for the full year is expected to meet the Company’s previously forecast growth of mid-single digits. At current exchange rates, currency is expected to increase reportable sales for the full year by approximately 5%. Acquisitions are expected to increase sales by another 1-2%, resulting in reportable sales growth in the low double digits.

•

Diluted adjusted EPS forecast for 2011 (excluding restructuring charges) of $3.60 to $3.75 is unchanged from our previous outlook, representing a 9 to 13% increase compared to 2010’s adjusted diluted EPS of $3.31. See 2011 Outlook below.

•	Net cash provided by operating activities and free cash flow are expected to exceed $520 million and $400 million, respectively, for 2011.

CEO’s STATEMENT:

Commenting on second quarter 2011 performance, President and CEO Rakesh Sachdev said: “Our reported sales of $637 million set a new quarterly high. Adjusted diluted EPS of $0.93 for the second quarter of 2011 was consistent with our expectation. We have delivered solid performance with organic sales growth in our expected mid single digit range and a 15% increase in adjusted diluted EPS for the first half of the year. Our SAFC sales remained strong with a sequential increase over Q1 2011 levels that resulted in 10% organic growth in this year’s second quarter versus the prior year. Strength in SAFC is being driven by continued strong demand for chemicals and precursors for semi-conductor and L.E.D. applications and for industrial cell culture media used for producing biological drugs. All of our Research business units grew sales organically in 2011’s second quarter and in line with our first quarter performance. We continue to benefit from our research initiatives in analytical chemistry, biology, traditional chemistry and materials science. This organic growth in research sales coupled with a 2% acquisition benefit helped achieve currency adjusted sales growth of 6% in our Research business in the second quarter.

We are very pleased with our continued strong growth in the emerging markets, as we posted a 20% organic sales growth in our focus markets of India, China and Brazil in the second quarter of 2011. In addition, we expanded our research product offering with the acquisition of Vetec Quimica Fina Ltda in Brazil. Vetec brings to Sigma-Aldrich more than 3,000 products and 30 years of expertise in the development, purification and packaging of high quality chemicals for laboratory and manufacturing applications, and adds to our ability to leverage the economies of producing and packaging products where our customers reside.”

Sachdev continued, “We have re-affirmed our organic sales growth expectation for 2011 in the mid-single digits. This organic growth, along with benefits from currency and acquisitions, are expected to drive overall reported sales growth to low double digits. We have also affirmed our diluted adjusted EPS outlook for 2011 of $3.60 to $3.75. As we integrate our new acquisitions, and continue to invest in new sales and profit growth initiatives, we remain committed to drive growth rates that outpace the underlying markets.”

2011 RESULTS:

Reported sales for the second quarter of 2011 of $637 million increased 15% from the second quarter of 2010. Excluding changes in foreign currency exchange rates and acquisitions that contributed 8% and 1%, respectively to sales growth, second quarter organic sales growth was 6%. Second quarter sales for the Company’s Research business grew organically by 4%, led by the Asia Pacific-Latin America region. Second quarter sales for the Company’s SAFC business achieved a new quarterly high, with an organic increase of 10% compared to 2010, led by double-digit growth in our Bioscience and Hitech products. A reconciliation of reported to adjusted organic sales is on page 8.

The operating income margin in the second quarter of 2011, excluding restructuring charges was 25.4% of sales compared to 26.2% of sales in the second quarter of 2010. Excluding the impact of changes in foreign currency exchange rates and the higher incremental amortization associated with our recent acquisitions, the operating income margin in the second quarter would have been 26.3% of sales, a 10 basis point improvement over 2010. During the quarter we spent an additional $3 million, or 50 basis points as a percentage of sales, in strategic spending on growth initiatives. Restructuring costs of $2 million were recorded in 2011’s second quarter related to the previously announced consolidation of certain manufacturing facilities in the U.S. and Europe. These restructuring actions reflect the Company’s efforts to improve operating efficiencies and lower our fixed cost structure as part of a longer term goal to improve operating margins.

The effective tax rate for the second quarter of 2011 was 28.5%, as forecast, compared to 30.7% in the second quarter of 2010. The lower tax rate in the second quarter of 2011 resulted from increased international tax benefits compared to the second quarter of 2010. The effective tax rate for all of 2011 is expected to be 29% to 30% of pretax income.

Free cash flow (defined on page 7) for the first half of 2011 was $210 million, comparable to that achieved in the first half of 2010. Higher net income was largely offset by a higher level of working capital and capital expenditures to support growth in the business. A reconciliation of net cash provided by operating activities to free cash flow is on page 9.

Other highlights from global sales growth initiatives include:

•

Worldwide sales of research products through the Company’s award winning web site as a percentage of total research sales were 50% for the second quarter of 2011, consistent with the performance in the first quarter of 2011 and up from 48% achieved for all of 2010.

•

Sales in International markets (Asia Pacific and Latin America) continued to show strength with reported and organic growth of 24% and 12%, respectively, in the second quarter of 2011. The acquisition of Vetec increased reported international sales by 2% for the quarter. In the Company’s focus markets of China, India and Brazil, sales collectively grew 33% and 20% on a reported and organic basis, respectively, for the second quarter of 2011. The acquisition of Vetec increased reported sales in these focus markets by 7%.

•	SAFC’s booked orders for future delivery at June 30, 2011 reached another record level and were 4% above the June 30, 2010 level.

2011 OUTLOOK:

•	Organic sales growth is expected to be in the mid-single digit range for 2011, unchanged from our previous outlook. Significant factors in our sales outlook include:

•	Accelerating programs to enhance and highlight the product capabilities of our Research business in analytical chemistry, biology, traditional chemistry and materials science.

•	Continued emphasis on growth opportunities in fine chemicals, in our international markets and via e-commerce.

•	At current exchange rates, currency is expected to increase reported sales growth by about 5% over the prior year.

•	The recent acquisitions of Vetec, Resource Technology Corporation and Cerilliant Corporation are expected to contribute 1-2% to reported sales growth.

•	Market conditions are not expected to change significantly from 2010.

•	Our forecast for diluted adjusted earnings per share for 2011 is expected to be $3.60 to $3.75, unchanged from our previous outlook.

•

Included in this outlook are pretax expenses equivalent to $15 to $20 million, or approximately $0.10 per share, for strategic initiatives that are expected to boost our longer term organic sales growth.

•	The effective tax rate in 2011 is expected to be 29% to 30%, including a benefit from the U.S. R & D tax credit comparable to that realized in 2010.

•	Recent acquisitions are expected to be neutral to mildly accretive to our diluted earnings per share in 2011.

•	This EPS outlook excludes the impact of restructuring and other special charges.

•	Management expects free cash flow for 2011 to be in excess of $400 million.

•	Net cash provided by operating activities is expected to exceed $520 million.

•	Capital expenditures are expected to be approximately $120 million.

•	Initiatives to manage working capital are expected to continue with inventory levels increased at select locations to support anticipated growth and customer service.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the six months ended June 30, 2011 was $254 million compared to $247 million for 2010’s first half. Higher net income and non-cash charges in the first six months of 2011 compared to the same period in 2010 were largely offset by increases in accounts receivable and inventory. Capital expenditures in the first half of 2011 were $44 million compared to $37 million in 2010. Inventory levels increased to 6.5 months at June 30, 2011 compared to 6.0 months at June 30, 2010. This planned increase will enable us to enhance service and support the higher sales growth rates in the Asia Pacific-Latin America region. Free cash flow of $210 million for the first six months of 2011 was used primarily to return $65 million to shareholders through share repurchases and dividends, repay $23 million in debt and fund acquisitions of $75 million. The Company’s debt to capital ratio was 19% at June 30, 2011 compared to 21% at December 31, 2010. Total net debt (debt less cash and cash equivalents) at June 30, 2011 declined $117 since December 31, 2010.

Share Repurchases: 0.3 million shares were acquired during the first six months of 2011, all of which were repurchased in the first quarter of 2011. There were 122 million shares outstanding at June 30, 2011. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases. The Company may repurchase additional shares, but the timing and amount will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including phrases “is expected”, “affirmed”, “to drive”, “to boost”, “to enhance” and other statements regarding the Company’s expectations, outlook, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward-looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research and SAFC businesses, (6) dependence on uninterrupted manufacturing operations, (7) failure to achieve planned cost reductions in global supply chain initiatives and restructuring actions, (8) changes in the regulatory environment in which the Company operates, (9) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 10-Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2010, (10) exposure to litigation, including product liability claims, (11) the ability to maintain adequate quality standards, (12) reliance on third party package delivery services, (13) an unanticipated increase in interest rates, (14) other changes in the business environment in which the Company operates, and (15) the outcome of the outstanding matters described in Note 11-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-K report for the year ended December 31, 2010, (16)

acquisitions or divestitures of businesses. A further discussion of the Company’s risk factors can be found in Item 1A of Part 1 of the Company’s Form 10-K report for the year ended December 31, 2010. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 40 countries and has 8,300 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 8 and 9 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors, to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates, the result is the defined impact of “changes in foreign currency exchange rates”. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2011 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also uses adjusted net income and EPS and adjusted operating income and operating income margins (reconciled on page 9) and free cash flow (defined on page 7), non-GAAP measures, to judge its performance and ability to pursue opportunities that enhance shareholder value. Due to the uncertain timing of future restructuring and other special charges, we are unable to include these charges in the 2011 diluted adjusted EPS forecast or provide a reconciliation to the corresponding GAAP measures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$637	$554	$1,269	$1,126
Cost of products sold	306	260	602	529

Gross profit	331	294	667	597
Selling, general and administrative expenses	151	132	299	266
Research and development expenses	18	17	36	33
Restructuring costs	2	3	5	9

Operating income	160	142	327	289
Interest, net	2	2	4	4

Income before income taxes	158	140	323	285
Provision for income taxes	45	43	91	88

Net income	$113	$97	$232	$197

Net income per share - Basic	$0.93	$0.80	$1.90	$1.62

Net income per share - Diluted	$0.91	$0.79	$1.87	$1.60

Weighted average number of shares outstanding - Basic	122	121	122	122

Weighted average number of shares outstanding - Diluted	124	123	124	123

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	June 30, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$663	$569
Accounts receivable, net	356	287
Inventories	670	606
Other current assets	144	139

Total current assets	1,833	1,601

Property, plant and equipment, net	760	733
Goodwill, net	484	438
Intangibles, net	165	157
Other assets	97	98

Total assets	$3,339	$3,027

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$216	$239
Accounts payable	148	121
Other	182	171

Total current liabilities	546	531

Long-term debt	300	300
Pension and post-retirement benefits	117	110
Deferred taxes	39	41
Other liabilities	66	69

Total liabilities	1,068	1,051

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	210	194
Common stock in treasury	(2,059)	(2,051)
Retained earnings	3,725	3,536
Accumulated other comprehensive income	193	95

Total stockholders' equity	2,271	1,976

Total liabilities and stockholders' equity	$3,339	$3,027

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$232	$197
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52	47
Deferred income taxes	6	5
Stock-based compensation expense	10	10
Restructuring costs, net of payments	3	5
Other	—	(3)
Changes in operating assets and liabilities:
Accounts receivable	(52)	(29)
Inventories	(26)	4
Accounts payable	21	8
Income taxes	(2)	(3)
Other, net	10	6

Net cash provided by operating activities	254	247

Cash flows from investing activities:
Capital expenditures	(44)	(37)
Purchases of short-term investments	(20)	(12)
Proceeds from sales of short-term investments	20	14
Acquisitions of businesses, net of cash acquired	(75)	(5)
Other, net	(3)	(1)

Net cash used in investing activities	(122)	(41)

Cash flows from financing activities:
Repayment of short-term debt	(23)	(34)
Payment of dividends	(43)	(39)
Share repurchases	(22)	(56)
Exercise of stock options	22	16
Excess tax benefits from stock-based payments	3	3

Net cash used in financing activities	(63)	(110)

Effect of exchange rate changes on cash	25	(16)

Net change in cash and cash equivalents	94	80
Cash and cash equivalents at January 1	569	373

Cash and cash equivalents at June 30	$663	$453

Free cash flow(1)	$210	$210

(1) Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended June 30, 2011
	Reported	Currency Benefit	Acquisition Benefit	Adjusted (Organic)
Research Essentials	16%	8%	2%	6%
Research Specialties	14%	8%	3%	3%
Research Biotech	13%	8%	—	5%

Research Chemicals	14%	8%	2%	4%
SAFC	17%	6%	1%	10%

Total Customer Sales	15%	8%	1%	6%

	Six Months Ended June 30, 2011
	Reported	Currency Benefit	Acquisition Benefit	Adjusted (Organic)
Research Essentials	11%	4%	1%	6%
Research Specialties	11%	5%	3%	3%
Research Biotech	9%	5%	—	4%

Research Chemicals	11%	5%	2%	4%
SAFC	18%	5%	—	13%

Total Customer Sales	13%	5%	1%	7%

Business Unit Sales

(in millions)

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010	Total 2010
Research Essentials	$112	$107	$105	$110	$434
Research Specialties	217	207	207	214	845
Research Biotech	91	83	84	87	345

Research Chemicals	420	397	396	411	1,624
SAFC	152	157	167	171	647

Total Customer Sales	$572	$554	$563	$582	$2,271

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Total 2011
Research Essentials	$120	$124	$—	$—	$244
Research Specialties	236	236	—	—	472
Research Biotech	96	94	—	—	190

Research Chemicals	452	454	—	—	906
SAFC	180	183	—	—	363

Total Customer Sales	$632	$637	$—	$—	$1,269

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended June 30,		Three Months Ended June 30,
	2011	2010	2011	2010
Reported net income	$113	$97	$0.91	$0.79
Restructuring costs	2	2	0.02	0.02

Adjusted net income	$115	$99	$0.93	$0.81

	Net Income (in millions)		Diluted Earnings Per Share
	Six Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Reported net income	$232	$197	$1.87	$1.60
Restructuring costs	4	6	0.03	0.05

Adjusted net income	$236	$203	$1.90	$1.65

Income Statement Ratios

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Gross profit	52.0%	53.1%	52.6%	53.0%
S,G&A expenses	23.7%	23.8%	23.6%	23.6%
Operating income	25.1%	25.6%	25.8%	25.7%
Pretax income	24.8%	25.3%	25.5%	25.3%
Net income	17.7%	17.5%	18.3%	17.5%

Effective tax rate	28.5%	30.7%	28.2%	30.9%

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Reported operating income margin	25.1%	25.6%	25.8%	25.7%
Restructuring costs	0.3%	0.6%	0.4%	0.8%

Operating income margin excluding restructuring costs	25.4%	26.2%	26.2%	26.5%
Currency	0.7%		0.6%
Acquisitions	0.2%		0.2%

Adjusted operating income margin	26.3%	26.2%	27.0%	26.5%

Reconciliation of Free Cash Flow

(in millions)

	Six Months Ended June 30,
	2011	2010
Net cash provided by operating activities	$254	$247
Less: Capital expenditures	(44)	(37)

Free cash flow	$210	$210